EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Kimberly A. DeBra                                            March 3, 2011
EVP/Corporate Communications
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Bank Announces Richard M. Martinez as New Director

Dixon, California – Gregory DuPratt, Chairman of the Board of First Northern Bank and First Northern Community Bancorp, has announced the appointment of Richard M. Martinez to both the Bank and Company’s Boards of Directors. He will also serve on the Bank’s Directors Loan Committee.  With the addition of Martinez, the number seated on both Boards will increase from ten to eleven directors.

Martinez, 55, is a partner in Triad Farms, a diversified row crop farm that operates property in Solano and Yolo Counties.   He has been responsible for the financial management of the farming operations for the past 26 years.  From 1981 to 1985, Martinez was employed by the Yolo County Flood Control and Water Conservation District in Yolo County and served as Division Manager for the Irrigation and Flood Control operations. “I am very much looking forward to serving on the Board of Directors for such a highly respected community bank that’s been locally owned and operated for over 100 years,” stated Martinez. “First Northern Bank’s commitment to remaining an independent bank benefits the local communities in many ways. Not only does the Bank give back to its communities through its lending to local businesses and residents, it provides monetary and in-kind donations to local non-profits, and it recognizes employees for their community service, civic, and volunteer activities.”

Martinez is also Chairman of the Dixon Joint Powers Authority for Regional Drainage and serves on the Board of Directors for the Dixon Resource Conservation District.  He is active in many agricultural and natural resource related associations and advisory committees, such as the Yolo Basin Foundation, the California Farm Bureau, the California Tomato Research Institute, the Yolo Bypass Working Group, and the California Tomato, Alfalfa, Wheat, and Dry Beans Growers Associations.  Martinez’ experience in management of both private and public sectors in the region has provided him with extensive knowledge of the local agricultural community.  He has a Bachelor of Science degree in Agriculture from California State University, Chico.  Martinez and his wife, Connie, raised their three daughters in Woodland, and recently have taken up residence in Dixon.

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The other members of the Bank’s Board of Directors include: Gregory DuPratt of Dixon (Chairman), John M. Carbahal of Winters (Vice Chairman), Lori J. Aldrete of Sacramento, Frank J. Andrews, Jr. of Fairfield, John F. Hamel of Davis, Diane P. Hamlyn of Sacramento, Foy S. McNaughton of Fairfield, Owen J. Onsum of Dixon, David W. Schulze of El Macero, and Louise A. Walker of Dixon.

About First Northern Bank
First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA Loans, and non-FDIC insured Investment and Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis, Roseville and Folsom, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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